Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2012, and dated May 4, 2012 as to the effects of the retrospective adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts as discussed in Note 2, relating to the consolidated financial statements and financial statement schedules of Allstate Life Insurance Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for costs associated with acquiring or renewing insurance contracts as required by accounting guidance adopted retrospectively and its recognition and presentation for other-than-temporary impairments as required by accounting guidance adopted in 2009) for the year ended December 31, 2011, appearing in the Current Report on Form 8-K, filed on May 4, 2012, of the Allstate Life Insurance Company, and to the reference to us under the heading “Experts” in the Prospectus, which is included in this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 6, 2013